UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 7, 2011 (July 1, 2011)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

□           Written communications pursuant to Rule 425 under the Securities Act
□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act
□           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
□           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5  Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(b)  On June 30, 2011, Robert Scott Lorimer retired from all positions (Vice-President – Finance, Chief Financial Officer, and Treasurer) with U.S. Energy Corp. (the “Company”).  A Form 8-K announcing Mr. Lorimer’s June 30, 2011 retirement was filed on December 16, 2010.  Mr. Lorimer has served the Company for more than 30 years.

Mr. Lorimer has stated that he has not had any material disagreements with management, the Board of Directors, or the Company’s independent accountants.

5.02(c)  Effective July 1, 2011, Bryon G. Mowry, age 52, was appointed to the position of Principal Accounting Officer.  Mr. Mowry has served as Controller & Assistant Controller for U.S. Energy Corp. since November 1995.  Mr. Mowry has over 30 years experience in the accounting profession and 15 years in the oil & gas & mining industries.  Mr. Mowry has also held accounting positions in banking and education.  Mr. Mowry received a Bachelor of Arts degree in accounting and management information services from Chadron State College, Chadron, Nebraska.

In connection with his appointment, Mr. Mowry’s annual salary was increased to $155,000 per annum and he is eligible to earn a bonus of up to 50% of his annual salary depending on the achievement of certain Company goals and objectives as provided for in the Company’s Performance Compensation Plan.  Mr. Mowry will not be entering into an employment agreement with the Company at this time and he will not receive any additional options as a result of his appointment.

Section 9:  Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: July 7, 2011	By:	/s/ Keith G. Larsen
Keith G. Larsen, CEO